Westridge

BUSINESS SERVICES, INC.

Number

Shares

Authorized Common Stock

CUSIP No. 96144X  10  2

      50,000,000 Shares

      Par Value: $0.001

This Certifies That

Is The Record Holder Of

Shares of WESTRIDGE BUSINESS SERVICES INC. Common Stock

Transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the seal of the Corporation and the facsimile signatures of it duly authorized officers.

Dated:

________________________        Corporate Seal        ________________________

                Secretary                                                                        President